Exhibit 99.1

TICKETMASTER ENTERTAINMENT, INC. REPORTS THIRD QUARTER 2009 FINANCIAL RESULTS

WEST HOLLYWOOD, Calif., November 9, 2009 - Ticketmaster Entertainment, Inc. (“Ticketmaster Entertainment” or the “Company”) (NASDAQ: TKTM), the world’s leading live entertainment ticketing and artist services company, today announced financial results for its third quarter ended September 30, 2009. Revenues for the third quarter were $348.5 million, 3% higher than the prior-year quarter. Ticketing revenues for the third quarter were $292.1 million, down 14% versus the prior-year quarter. Adjusted EBITDA was $59.8 million for the third quarter ended September 30, 2009 compared to $57.3 million for the third quarter ended September 30, 2008. The increase in Adjusted EBITDA was primarily a result of the Front Line acquisition. Excluding Front Line, Adjusted EBITDA was $40.2 million. Adjusted net income attributable to Ticketmaster Entertainment, Inc. was $17.2 million and Adjusted earnings per share was $0.29.

“We are starting to build momentum in our efforts to transform the live entertainment business for fans, performers and our venue customers,” said Irving Azoff, Ticketmaster Entertainment CEO.  “Paperless ticketing has been received enthusiastically, it’s working well and a growing number of accounts are embracing the technology.  We’re rolling out a number of initiatives that enhance the fan experience, both online and at the shows, and that in the future will greatly improve the transparency of ticket pricing.  In the meantime, we’re also generating pretty good financial results in a very tough economic environment, and we’re excited about the growing slate of concert tours in the planning stages for 2010.”

Financial and Operating Metrics Summary

	Three Months Ended September 30,
	2009	2008	% Change
	(In millions, except per share data)
Revenue	$348.5	$339.2	3%
Gross profit	142.9	122.5	17%
Adjusted EBITDA (1)	59.8	57.3	4%
Operating income	21.2	26.9	(21)%
Net income attributable to Ticketmaster Entertainment, Inc.	$13.1	$9.6	36%
Diluted earnings per share	$0.22	$0.17	29%
Adjusted net income attributable to Ticketmaster Entertainment, Inc. (1)	$17.2	$9.6	79%
Adjusted earnings per share (1)	$0.29	$0.17	71%

Free Cash Flow (1)	$(5.0)	$54.2	NM

Operating Metrics (2)
Number of tickets sold	29.0	32.9	(12)%
Gross value of tickets sold	$1,707.7	$2,058.2	(17)%

(1)          Adjusted EBITDA, Free Cash Flow, Adjusted net income attributable to Ticketmaster Entertainment, Inc. and Adjusted earnings per share are supplemental financial measures.  Please see reconciliations of these supplemental financial measures at the end of this release.

(2)          The number and gross value of tickets sold are inclusive of primary and secondary tickets.

Quarterly Business Highlights

•                  Throughout the quarter, paperless ticketing was used for Bruce Springsteen and Nine Inch Nails concerts to help ensure fans have secure and convenient access to event tickets at the original sale price. Additionally, Penn State University football’s entire student section at Beaver Stadium began using Ticketmaster’s paperless ticketing system since the start of the 2009 season.

•                  In July, Priceline was named the Official Travel Partner of Ticketmaster.com through the strategic ‘Beyond the Ticket’ brand sponsor initiative. The new alliance allows fans using Ticketmaster.com to gain access to priceline.com’s suite of travel services, including specially tailored hotel, airline, and rental car offers to accompany their live event ticket purchases.

•                  The London Organising Committee of the Olympic Games and Paralympic Games (LOCOG) appointed Ticketmaster as the Official Ticketing Services Provider for the London 2012 Olympic and Paralympic Games. Ticketmaster will work with LOCOG on its ongoing ticketing strategy and planning before assisting in the set-up and execution of the ticket sales process.  More than nine million total tickets are expected to be available to the public for the Olympic Games and Paralympic Games.

•                  In August, Roger Ames, a music industry veteran, was appointed Chief Executive Officer of Ticketmaster International. In his role, he oversees Ticketmaster’s operations in 16 global markets outside of the United States. He is based in Ticketmaster’s London office.

Results of Operations

	Three Months Ended September 30,
	2009	2008	% Change
	(Dollars in thousands)
Revenue:
Ticketing (1)	$292,138	$339,201	(14)%
Artist Services (1)	56,388	—	NM
Total Revenue	$348,526	$339,201	3%
Adjusted EBITDA:
Ticketing (1)	$62,732	$75,626	(17)%
Artist Services (1)	19,588	—	NM
Corporate and Unallocated Expenses	(22,520)	(18,336)	23%
Total Adjusted EBITDA	$59,800	$57,290	4%

(1)           After the October 29, 2008 acquisition of a controlling interest in Front Line, based upon changes in the internal management structure and how the chief operating decision maker views the business, the Company began reporting two segments: Ticketing and Artist Services. Prior to the acquisition date, the Company’s non-controlling investment in Front Line was accounted for using the equity method of accounting.

Significant Items Affecting EPS

Net income attributable to Ticketmaster Entertainment, Inc. for the three months ended September 30, 2009 was impacted by a discrete item. The Company incurred $4.1 million, net of tax, of legal and professional fees in connection with the pending merger with Live Nation for the three months ended September 30, 2009.  This discrete item negatively impacted diluted earnings per share by approximately $0.07 for the three months ended September 30, 2009.

Quarterly Results

Primary Ticketing Volume Trends by Category

	Three Months Ended September 30, 2009
	Global Tickets	Ticket Mix %
	% Change to PY	% Total Tickets
Concerts	(20)%	47%
Sports	3%	22%
Arts & Theatre	(6)%	18%
Family	(10)%	9%
Other (1)	(5)%	4%
Total	(12)%	100%

(1) Other category includes: tickets for comedy shows; parking; audio and facility tours; donations; lectures; and seminars.

Third Quarter Results

Ticketing:

Revenue

The Company posted third quarter revenue of $292.1 million, down 14% from the prior-year quarter, due to a 12% decrease in the number of tickets sold and a 4% decrease in average revenue per ticket. Excluding the effect of changes in foreign currency exchange rates, revenues were $301.6 million, down 11% over the prior-year period. Ticketing volumes were lower across all major categories except Sports, with the largest impact in the Concerts category due primarily to the expiration on December 31, 2008 of the principal ticketing agreement with Live Nation and fewer large events.

Domestic revenues were $203.0 million, down 13% compared to the prior-year quarter. There was a 14% decrease in the number of tickets sold and a 2% decrease in average revenue per ticket compared to the prior-year quarter. The Concerts category had the largest volume decline due to the expiration of the principal ticketing agreement with Live Nation and fewer large events versus the prior-year quarter. Excluding the impact of Live Nation, domestic revenues decreased 1% versus the prior-year quarter. Sports volumes were higher versus the prior-year quarter due to increased sales in soccer, professional football, and professional basketball events. In addition to the decline in ticketing volume and the decrease in the average revenue per ticket, the revenue from resale ticketing declined 24% versus the prior-year quarter.

International revenues were $89.1 million, down 16% compared to the prior-year quarter. Number of tickets sold was down 10%, driven primarily by a decline in the Concert category. Average revenue per ticket was down 8% due largely to the continued volatility of foreign exchange rates. Excluding the effect of changes in foreign exchange rates, international revenues were $98.6 million, down 7% over the prior-year quarter, primarily due to sales declines in Canada, the Netherlands and Australia, partially offset by higher revenue in the United Kingdom, Sweden and Norway.

Adjusted EBITDA

Adjusted EBITDA was $62.7 million, down 17% from the prior-year quarter, due primarily to a 2.5 million ticket volume shortfall attributable to the expiration of the principal ticketing agreement with Live Nation. Excluding the impact of Live Nation and the effect of changes in foreign currency exchange rates, the decline in ticketing volume accounted for approximately $3.8 million of lower profitability.

Artist Services:

On October 29, 2008, the Company acquired additional equity interests in Front Line, giving Ticketmaster Entertainment a controlling interest in Front Line. The Company has consolidated the results of Front Line since the acquisition date and has entered into the artist services business by virtue of the acquisition. Prior to the acquisition date, Ticketmaster Entertainment accounted for its investment in Front Line under the equity method of accounting.  The artist services business focuses on artist management, merchandising, VIP ticketing and related artist marketing services activities.

Revenue

Front Line’s third quarter revenue of $56.4 million was down 16% from Front Line’s unconsolidated stand-alone revenue of $67.3 million in the prior-year quarter due to touring delays and softness in the merchandise environment.

Adjusted EBITDA

Front Line contributed $19.6 million to Adjusted EBITDA in the third quarter of 2009 compared to the unconsolidated stand-alone Adjusted EBITDA of $24.7 million in the prior-year quarter. Adjusted EBITDA was down 21% from the prior-year quarter due primarily to a decline in touring and merchandising revenue.

Corporate and Unallocated Expenses

Corporate and Unallocated Expenses primarily include compensation and other employee costs (including stock-based compensation), outside services, and professional and legal fees. Corporate and Unallocated Expenses increased $4.2 million, or 23%, over the prior-year quarter primarily due to the Merger-related costs of $6.9 million, which was partially offset by lower costs for other professional services. For the nine months ended September 30, 2009, the Company has incurred Merger-related costs of $21.3 million.

Amortization of Intangibles and Depreciation Expense

Intangible amortization and depreciation expense for three months ended September 30, 2009 increased $9.4 million and $1.0 million from 2008 primarily due to incremental expense from the impact of acquisitions not included in the prior-year period and additional equipment and internally developed software put into service in the current year.

Interest Income

Interest income for the three months ended September 30, 2009 decreased $4.1 million from 2008 primarily due to the extinguishment of intercompany receivables from IAC upon the consummation of the spin-off and lower average interest rates.

Interest Expense

Interest expense for the three months ended September 30, 2009 increased $4.3 million from the prior-year period. The increase was primarily due to a full quarter of interest expense and amortization of debt issuance costs on the Company’s Senior Notes and Senior Secured Credit Facilities in the current quarter as compared to a partial quarter of expense in the prior-year quarter as the Senior Notes and Senior Credit Facilities were issued in July 2008. This increase in interest expense was partially offset by lower interest related to capital leases, which has declined as the Company has reduced the number of outstanding capital leases.

Income Taxes

For the three months ended September 30, 2009 and 2008, Ticketmaster Entertainment recorded a tax provision of $2.2 million and $13.3 million, respectively, which represent effective tax rates of 19% and 58%, respectively. The 2009 tax rate is lower than the federal statutory rate of 35% due principally to foreign income taxed at lower rates including the effects of the Company’s international restructuring and net adjustments related to the reconciliation of provision accruals to tax returns, partially offset by losses in foreign jurisdictions for which no tax benefit is recognized and partnership flow-through losses attributable to noncontrolling interests. The 2008 tax rate is higher than the federal statutory rate of 35% due principally to state and local income taxes, net adjustments related to the reconciliation of provision accruals to tax returns, and losses not benefited in foreign jurisdictions, partially offset by foreign income taxed at lower rates.

Balance Sheet and Free Cash Flow

The September 30, 2009 balance sheet reflects $595.1 million of cash and cash equivalents, including $381.9 million in funds collected on behalf of our clients. As of September 30, 2009, total long-term debt was $837.0 million, consisting of $287.0 million of 10.75% Senior Notes due in 2016, a $100.0 million Term Loan A with a maturity in 2013 and a $350.0 million Term Loan B with a maturity in 2014. Ticketmaster Entertainment also maintains a $200.0 million secured revolving credit facility with a maturity in 2013, of which $100.0 million was drawn down as of September 30, 2009. As of September 30, 2009, the Company was in compliance with all maintenance-based financial covenants.

Free Cash Flow in the third quarter of 2009 was $(5.0) million, compared to $54.2 million of Free Cash Flow in the third quarter of 2008. The decrease in Free Cash Flow was driven primarily by an increase in interest expense paid due to the semiannual interest payment on the Senior Notes in the third quarter of 2009 which was not paid in the prior-year period, an increase in contract deposit payments, and unfavorable changes in working capital. These decreases in free cash flow were partially offset by contributions from Front Line and lower income tax payments.

Ticketmaster Entertainment’s management will host a conference call today at 1:30 PT (4:30 ET) to discuss the Company’s financial results. A live webcast of the call will be accessible on the Investor Relations section of Ticketmaster Entertainment’s website at http://investors.ticketmaster.com

About Ticketmaster Entertainment, Inc.

Ticketmaster Entertainment consists of Ticketmaster and Front Line.  As the world’s leading live entertainment ticketing and marketing company, Ticketmaster connects the world to live entertainment.  Ticketmaster operates in 20 global markets, providing ticket sales, ticket resale services, marketing and distribution through www.ticketmaster.com, one of the largest e-commerce sites on the Internet; approximately 7,100 retail outlets; and 17 worldwide call centers.  Established in 1976, Ticketmaster serves more than 10,000 clients worldwide across multiple event categories, providing exclusive ticketing services for leading arenas, stadiums, professional sports franchises and leagues, college sports teams, performing arts venues, museums, and theaters.  In 2008, the Company sold more than 141 million tickets valued at over $8.9 billion on behalf of its clients. Ticketmaster Entertainment acquired a controlling interest in Front Line in October 2008.  Founded by Irving Azoff and Howard Kaufman in 2004, Front Line is the world’s leading artist management company. Ticketmaster Entertainment, Inc. is headquartered in West Hollywood, California (NASDAQ:TKTM).

This news release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended.  These forward-looking statements include statements relating to the Company’s anticipated financial performance, business prospects, new developments and similar matters, and/or statements that use words such as “anticipates”, “estimates”, “expects”, “intends”, “plans”, “believes” and similar expressions.  As such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that may cause actual performance or results to differ materially from those in the forward-looking statements, including those risks and uncertainties related to the Company’s pending merger with Live Nation; the Company’s ability to operate effectively as a public company following its recent spin-off from IAC; changes in economic conditions generally or in the live entertainment industry; the ability of the Company to retain existing clients and obtain new clients; Ticketmaster’s ability to maintain Ticketmaster’s brand recognition and attract and retain customers in a cost-effective manner; integration of historical and future acquisitions, including the Front Line acquisition; the Company’s ability to expand successfully in international markets; changing customer requirements and industry standards; regulatory changes; and the other risks detailed from time to time in the Company’s SEC reports, including the most recent reports on Forms 10-K, 10-Q and 8-K, each as it may be amended from time to time.  The Company assumes no obligation to update these forward-looking statements in order to reflect events or circumstances that may arise after the date of this release, except as required by law.

# # #

Contacts:

Media

Hannah Kampf

+1-310-360-2602

Hannah.Kampf@Ticketmaster.com

Investor Relations

Mike Smargiassi

Brainered Communications, Inc.

+1-310-360-2354

IR@Ticketmaster.com

TICKETMASTER ENTERTAINMENT, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
	(In thousands, except per share data)
Revenue	$347,891	$336,350	$1,075,133	$1,060,112
Interest on funds held for clients	635	2,851	2,265	10,439
Total revenue	348,526	339,201	1,077,398	1,070,551
Cost of sales (exclusive of depreciation shown separately below)	205,589	216,693	658,956	686,264
Gross profit	142,937	122,508	418,442	384,287
Selling and marketing expense	23,986	26,535	67,871	70,564
General and administrative expense	65,982	47,633	194,886	135,130
Amortization of intangibles	17,627	8,268	53,542	28,671
Depreciation	14,171	13,217	40,650	36,100
Operating income	21,171	26,855	61,493	113,822
Other expense, net:
Interest income	546	4,685	1,914	11,438
Interest expense	(15,243)	(10,909)	(48,818)	(20,545)
Equity in income of unconsolidated affiliates	700	2,850	2,588	2,048
Other income (expense)	4,290	(413)	7,829	244
Total other expense, net	(9,707)	(3,787)	(36,487)	(6,815)
Earnings before income taxes and noncontrolling interests	11,464	23,068	25,006	107,007
Income tax provision	(2,193)	(13,335)	(7,914)	(43,010)
Net income	9,271	9,733	17,092	63,997
Loss (income) attributable to noncontrolling interests, net	3,822	(118)	10,127	1,337
Net income attributable to Ticketmaster Entertainment, Inc.	$13,093	$9,615	$27,219	$65,334
Net earnings per share available to common stockholders:
Basic	$0.23	$0.17	$0.47	$1.16
Diluted	$0.22	$0.17	$0.46	$1.16
Weighted average number of shares of common and common equivalent stock outstanding:
Basic	57,358	56,183	57,339	56,175
Diluted	59,868	56,382	59,517	56,241

TICKETMASTER ENTERTAINMENT, INC.

CONSOLIDATED BALANCE SHEETS

	September 30, 2009 (Unaudited)	December 31, 2008
	(In thousands, except per share data)
ASSETS
Cash and cash equivalents	$595,058	$464,618
Marketable securities	—	1,495
Accounts receivable, client accounts	82,740	70,121
Accounts receivable, trade, net of allowance of $7,113 and $3,662, respectively	63,185	46,459
Deferred income taxes	14,236	14,038
Contract advances	52,995	44,927
Prepaid expenses and other current assets	36,913	37,758
Total current assets	845,127	679,416
Property and equipment, net	109,445	111,291
Goodwill	475,173	455,751
Intangible assets, net	303,960	330,061
Long-term investments	8,525	17,487
Other non-current assets	121,923	112,561
TOTAL ASSETS	$1,864,153	$1,706,567
LIABILITIES, TEMPORARY EQUITY AND EQUITY
LIABILITIES:
Accounts payable, client accounts	$464,652	$324,164
Accounts payable, trade	31,293	29,251
Accrued compensation and benefits	45,726	39,683
Deferred revenue	35,050	33,244
Income taxes payable	5,033	7,522
Other accrued expenses and current liabilities	78,136	82,435
Total current liabilities	659,890	516,299
Long-term debt	836,980	865,000
Income taxes payable	5,556	1,680
Other long-term liabilities	18,996	10,286
Deferred income taxes	51,199	67,300

Commitments and contingencies

TEMPORARY EQUITY:
Series A convertible redeemable preferred stock, $0.01 par value, 25,000 shares authorized, 1,750 non-vested shares issued and outstanding at September 30, 2009 and December 31, 2008	14,570	9,888
Redeemable noncontrolling interests	48,827	42,483
EQUITY:
Ticketmaster Entertainment, Inc. stockholders’ equity:
Common stock, $0.01 par value, 300,000 shares authorized; 57,380 shares issued and outstanding at September 30, 2009 and 57,213 shares issued and outstanding at December 31, 2008	574	572
Additional paid-in capital	1,227,387	1,235,019
Accumulated deficit	(1,031,539)	(1,058,758)
Accumulated other comprehensive income (loss)	8,228	(11,374)
Total Ticketmaster Entertainment, Inc. stockholders’ equity	204,650	165,459
Noncontrolling interests	23,485	28,172
Total equity	228,135	193,631
TOTAL LIABILITIES, TEMPORARY EQUITY AND EQUITY	$1,864,153	$1,706,567

TICKETMASTER ENTERTAINMENT, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Nine Months Ended September 30,
	2009	2008
	(In thousands)
Cash flows from operating activities:
Net income	$17,092	$63,997
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of intangibles	53,542	28,671
Depreciation	40,650	36,100
Amortization of debt issuance costs	3,355	570
Provision for doubtful accounts	2,943	4,729
Stock-based compensation expense	19,433	20,343
Deferred income taxes	(16,404)	4,950
Investment losses	905	—
Gain on extinguishment of debt	(1,527)	—
Equity in income of unconsolidated affiliates, net of dividends	1,419	1,441
Changes in current assets and liabilities, excluding acquisition effects:
Accounts receivable	(2,018)	(4,049)
Prepaid expenses and other current assets	(11,419)	(11,644)
Accounts payable and other current liabilities	(17,851)	(6,742)
Income taxes payable	(3,539)	13,494
Deferred revenue	1	3,235
Funds collected on behalf of clients, net	103,088	45,269
Other, net	158	427
Net cash provided by operating activities	189,828	200,791
Cash flows from investing activities:
Transfers to IAC	—	(910,088)
Cash paid for acquisitions, net of cash acquired	(25,636)	(405,498)
Purchases of property and equipment	(36,014)	(37,014)
Purchase of marketable securities	—	(4,176)
Proceeds from sales and maturities of marketable securities	1,497	—
Cash paid for long-term investments	(1,226)	(356)
Net cash used in investing activities	(61,379)	(1,357,132)
Cash flows from financing activities:
Capital contributions from IAC	—	405,498
Proceeds from issuance of long-term debt	—	300,000
Proceeds from bank borrowings	—	465,000
Principal payments on long-term obligations	(28,009)	(1,500)
Payment of deferred financing costs	—	(27,207)
Purchase of noncontrolling interest	—	(764)
Distributions to noncontrolling interests	(6,312)	—
Excess tax benefits from equity awards	—	55
Other, net	(370)	—
Net cash (used in) provided by financing activities	(34,691)	1,141,082
Effect of exchange rate changes on cash and cash equivalents	36,682	(6,152)
Net increase (decrease) in cash and cash equivalents	130,440	(21,411)
Cash and cash equivalents at beginning of period	464,618	568,417
Cash and cash equivalents at end of period	$595,058	$547,006

RECONCILIATION OF SUPPLEMENTAL MEASURE TO GAAP MEASURES

The following table reconciles Adjusted EBITDA to Net income attributable to Ticketmaster Entertainment, Inc. (in thousands):

	Three Months Ended September 30,
	2009	2008
Adjusted EBITDA	$59,800	$57,290
Non-cash and stock-based compensation expense	(6,831)	(8,950)
Amortization of intangibles	(17,627)	(8,268)
Depreciation expense	(14,171)	(13,217)
Operating income	21,171	26,855
Other expense, net	(9,707)	(3,787)
Earnings before income taxes and noncontrolling interests	11,464	23,068
Income tax provision	(2,193)	(13,335)
Net income	9,271	9,733
Loss (income) attributable to noncontrolling interests, net	3,822	(118)
Net income attributable to Ticketmaster Entertainment, Inc.	$13,093	$9,615

Non-cash and stock-based compensation expense in the table above is included in the following line items in the accompanying consolidated statements of operations for the three months ended September 30, 2009 and 2008 (in thousands):

	Three Months Ended September 30,
	2009	2008
Non-cash and stock-based compensation expense included in:
Cost of sales	$99	$548
Selling and marketing expense	108	595
General and administrative expense	6,624	7,807
Non-cash and stock-based compensation expense	$6,831	$8,950

The following table reconciles Free Cash Flow to net cash provided by operating activities (in thousands):

	Three Months Ended September 30,
	2009	2008 (1)
Free Cash Flow	$(4,989)	$54,241
Funds collected on behalf of clients, net	(1,086)	2,739
Capital expenditures	12,210	13,774
Net cash provided by operating activities	$6,135	$70,754

(1) During the three months ended September 30, 2008, the Company refined its estimate of income taxes due to IAC in connection with pre-spin-off taxable income. We have reduced Free Cash Flow and Net cash provided by operating activities in the above table by $21.3 million to exclude the impact of this item.

The following table reconciles Adjusted net income attributable to Ticketmaster Entertainment, Inc. to Net income attributable to Ticketmaster Entertainment, Inc. and presents Adjusted earnings per share (in thousands except for per share amounts):

	Three Months Ended September 30,
	2009	2008
Net income attributable to Ticketmaster Entertainment, Inc.	$13,093	$9,615
Professional and legal fees in connection with Live Nation merger, net of tax	4,114	—
Adjusted net income attributable to Ticketmaster Entertainment, Inc.	$17,207	$9,615

Adjusted earnings per share	$0.29	$0.17

Diluted weighted average shares outstanding	59,868	56,382

TICKETMASTER ENTERTAINMENT’S PRINCIPLES OF FINANCIAL REPORTING

Ticketmaster Entertainment reports Adjusted EBITDA as a supplemental measure to generally accepted accounting principles (“GAAP”). This measure is one of the primary metrics by which Ticketmaster Entertainment evaluates the performance of its businesses, on which its internal budgets are based and by which management is compensated. Ticketmaster Entertainment believes that investors should have access to the same set of tools that it uses in analyzing its results. This supplemental measure should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. Ticketmaster Entertainment provides and encourages investors to examine the reconciling adjustments between the GAAP measure and supplemental measure which are discussed below.

Definitions of Ticketmaster Entertainment’s Supplemental Measures

Adjusted Earnings before Interest, Income Taxes, Depreciation and Amortization (“Adjusted EBITDA”) is defined as operating income excluding, if applicable: (1) depreciation expense (2) non-cash and stock-based compensation expense (3) amortization and impairment of intangibles, (4) goodwill impairment, (5) pro forma adjustments for significant acquisitions, fair value adjustments to contingent consideration and compensation expense associated with significant acquisitions or the Merger with Live Nation, and (6) one-time items. Ticketmaster Entertainment believes this measure is useful to investors because it represents the operating results from Ticketmaster Entertainment businesses excluding the effects of any other non-cash expenses. The Adjusted EBITDA metric was named Adjusted Operating Income in our Annual Report on Form 10-K, as amended, for the year ended December 31, 2008. Adjusted EBITDA has certain limitations in that it does not take into account the impact to Ticketmaster Entertainment’s statement of operations of certain expenses, including acquisition-related accounting. Ticketmaster Entertainment endeavors to compensate for the limitations of the supplemental measure presented by also providing the comparable GAAP measure with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the supplemental measure.

Free Cash Flow is defined as net cash provided by operating activities less funds collected on behalf of clients, net, and less capital expenditures. We believe Free Cash Flow is useful to investors because it represents the cash that our operating businesses generate, before taking into account cash movements that are nonoperational. Free Cash Flow has certain limitations in that it does not represent the total increase or decrease in the cash balance for the period, nor does it represent the residual cash flow for discretionary expenditures. For example, it does not take into account stock repurchases. Therefore, we think it is important to evaluate Free Cash Flow along with our consolidated statement of cash flows.

Adjusted net income attributable to Ticketmaster Entertainment, Inc. and Adjusted earnings per share represent Net income attributable to Ticketmaster Entertainment, Inc. and diluted earnings per share, excluding the impact of discrete items impacting the comparability of quarterly financial results.

Pro Forma Results

Ticketmaster Entertainment will only present revenue or Adjusted EBITDA on a pro forma basis if a particular transaction is significant within the meaning of Rule 11-01 of Regulation S-X or if it views a transaction as so significant in nature that disclosure of pro forma financial information would be material to investors.  For the periods presented in this report, there are no transactions that Ticketmaster Entertainment has included on a pro forma basis.

One-Time Items

Adjusted EBITDA is presented before one-time items, if applicable. These items are truly one-time in nature and non-recurring, infrequent or unusual, and have not occurred in the past two years or are not expected to recur in the next two years, in accordance with SEC rules. For the periods presented in this report, there are no one-time items.

Non-Cash and Stock-based Expenses That Are Excluded From Ticketmaster Entertainment’s Supplemental Measures

Non-cash and stock-based compensation expense consists principally of expense associated with the grants, including unvested grants assumed in acquisitions, of restricted stock, restricted stock units and stock options. These expenses are not paid in cash, and Ticketmaster Entertainment will include the related shares in its future calculations of fully diluted shares outstanding. For the majority of the awards, upon vesting of restricted stock and restricted stock units and the exercise of certain stock options, the awards will be settled, at Ticketmaster Entertainment’s discretion, on a net basis, with Ticketmaster Entertainment remitting the required tax withholding amount from its current funds. For certain stock-based awards which are classified as liabilities, upon vesting of the awards, the awards will be redeemed in cash at the then fair value of the stock awards.

Amortization of intangibles is a non-cash expense relating primarily to acquisitions. At the time of an acquisition, the intangible assets of the acquired company, such as purchase and distribution agreements, are valued and amortized over their estimated lives. While it is likely that Ticketmaster Entertainment will have significant intangible amortization expense as it continues to acquire companies, Ticketmaster Entertainment believes that since intangibles represent costs incurred by the acquired company to build value prior to acquisition, they were part of transaction costs.